Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“AGREEMENT”) is made by and between James B. DeBello (the “Executive”) and Mitek Systems, Inc., a Delaware corporation (the “Company”) as of September 18, 2006. The employment relationship herein provided shall become effective (the “Commencement Date”) as of the Closing Date (as defined therein) of the Amended and Restated Agreement and Plan of Merger by and among the Company, Mitek Acquisition Sub, LLC, a Wyoming limited liability company, Parascript, LLC, a Wyoming limited liability company and Parascript Management, Inc., a Wyoming corporation, dated as of the date hereof (the “Merger Agreement”). In the event the Merger Agreement is terminated prior to the Closing Date, this Agreement shall be void and of no further force or effect upon such termination.

RECITALS

The Company wishes to employ the Executive as Chief Executive Officer of the Company, and the Executive wishes to be employed as Chief Executive Officer of the Company.

The Company and the Executive previously entered into that certain Employment Agreement dated July 13, 2006.

The Company and the Executive wish to amend and restate the Employment Agreement dated July 13, 2006 in its entirety and to instead set forth in this AGREEMENT the terms and conditions under which the Executive is to be employed by the Company.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment

1.1 Term. The term of the Executive’s employment under this AGREEMENT and his service as a Director of the Company shall be for a minimum two (2) year period commencing on the Commencement Date and ending whenever terminated in accordance with the terms of Article 8 of this AGREEMENT (“Termination Date”). The period of time during which the Executive shall be employed by the Company under this AGREEMENT shall be referred to as the Employment Period.

1.2 Title. From and after the Commencement Date, the Company shall employ the Executive as Chief Executive Officer of the Company, and the Executive shall have the duties, responsibilities and authority consistent with such position, as described in Section 1.4 below and the Bylaws of the Company.

1.3 Board of Directors. Within thirty (30) days after the Commencement Date, the Company shall recommend to its Board of Directors that the Executive be elected to serve as a member of said Board of Directors. The Executive’s election to the Company’s Board of Directors for an initial term shall be a material term of this AGREEMENT.

1.4 Duties. From and after the Commencement Date and for so long as he is employed under this AGREEMENT, the Executive (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee and Director of the Company, except for paid time off taken in accordance with the Company’s policies and practices and subject to the Company’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall serve as a member of the Board of Directors once elected to do so; (iv) shall comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and/or regulations applicable to the employees of the Company; and (v) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the Board of Directors of the Company. The Executive shall report directly to the Company’s Board of Directors and shall actively participate in the preparation and presentation to the Board of Directors of all reports regarding the business, operations and prospects of the Company. In addition to the Executive’s normal leadership responsibilities during his employment in accordance with the bylaws of the Company, he shall develop the strategic growth opportunities and lead the financial resource operations of the corporation, including (a) managing all of the Company’s financial and shareholder obligations; (b) initiating and negotiating acquisitions for the Company, and (c) performing any other duties assigned to him by the Company’s Board of Directors. The Board of Directors shall resolve any disputes between the Chief Executive Officer and the President and Chief Operating Officer regarding the scope of their respective authority.

1.5 Obligations of Executive. The Executive agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company’s business, its interest, or its reputation, unless required to do so in a legal proceeding by a competent court with proper jurisdiction. The Executive further agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s policy regarding trading in its Common Stock, as may be in effect from time to time.

1.6 Place of Employment. The parties agree that the Executive’s place of employment shall be in San Diego County, California.

1.7 Life Insurance. If requested by the Company to do so, the Executive will cooperate with the Company’s efforts to procure a “key man” term life insurance policy on the Executive, with benefits payable to the Company.

1.8 Indemnification. The Company shall indemnify and defend the Executive in accordance with its standard indemnification policy for officers and directors to the maximum extent permitted by law.

2.	Outside Activities

2.1 Prohibited Outside Activities. The Executive agrees and promises that during the Employment Period, he will not be engaged in any other business or as a consultant to or general partner, employee, officer or director of any partnership, firm, corporation, or other entity, or as an agent for any person, or otherwise, if such activity is pursued for gain, profit, or other pecuniary advantage, without the approval of the Board of Directors of the Company.

2.2 Investment. Nothing in this Article 2 shall be construed as preventing the Executive from engaging in the investment of his personal assets so long as such investment activity does not require: (1) any participation on the Executive’s part in the operation or the affairs of the enterprise or enterprises in which such investments are made or (2) the rendering of any services by the Executive to any such enterprise.

2.3 Civic and Charitable Service. Nothing in this Article 2 shall be construed as preventing the Executive from serving on civic or charitable boards or committees, so long as such activities do not interfere with his performance of his obligations under this AGREEMENT.

2.4 Other Board Service. Subject to the approval of the Board of Directors of the Company, the Executive may serve as a member of the board of directors of other corporations or business enterprises, so long as such activities do not interfere with his performance of his obligations under this AGREEMENT.

3.	Wage Compensation

3.1 Amount. From and after the Commencement Date, the Company shall pay the Executive an annual base salary (“Base Salary”), payable in installments consistent with the Company’s payroll practices and subject to normal withholdings. The initial annual Base Salary shall be $325,612.00.

3.2 Adjustment. The Executive’s Base Salary shall be subject to annual review and adjustments during the Employment Period on or about the anniversary of his Commencement Date. Recommendations for adjustments, if any, shall be made at the sole discretion of the Compensation Committee of the Company’s Board of Directors. Any such recommendations shall then be considered by the Board of Directors of the Company. If the Board of Directors determines that the Executive’s Base Salary is to be increased, such increase shall be effective as of each such anniversary date.

4.	Bonus Compensation

4.1 Nature. Beginning January 1, 2007, the Company shall pay to the Executive, in addition to Base Salary, bonus compensation (“Bonus Compensation”) on an annual basis on the terms and conditions set forth in this Article 4.

4.2 Amount. The Board of Directors shall set specific financial and other performance goals (“Performance Goals”) for each fiscal year of the Company. The amount of the annual bonus to which the Executive shall be entitled shall depend upon the Company’s achievement of such Performance Goals. If the Company achieves 100% of its Performance Goals for a given fiscal year, then the Executive shall be entitled to a bonus equal to 50% of his then-current Base Salary. A bonus of 50% of Base Salary, payable to the Executive if the Company attains 100% of its Performance Goals, shall be considered the Target Bonus. If the Company achieves more than 100% of its Performance Goals, then the Executive shall be entitled to proportionate Bonus Compensation of up to 125% of the Target Bonus. The maximum amount of the Bonus Compensation to which the Executive shall be entitled for a particular fiscal year shall not exceed 125% of his Target Bonus, even if the Company achieves more than 125% of its Performance Goals. If the Company achieves less than 100%, of its Performance Goals, then the Executive shall be entitled to the percentage of the Performance Goals reached multiplied by 50% of the then-current Base Salary. For example, if the Company achieves 90% of its Performance Goals, the Executive shall be entitled to a bonus of 45% of his then-current Base Salary (equal to 90% multiplied by 50%). Notwithstanding the foregoing, the Executive shall not be entitled to Bonus Compensation for any fiscal year in which the Company achieves less than 75% of its Performance Goals.

4.3 Payment. If Bonus Compensation is due to the Executive for a particular fiscal year, such Bonus Compensation shall be payable to the Executive, subject to regular withholdings, promptly after the completion of the audit of the Company’s financial statements for such fiscal year.

4.4 No Limitation on Discretionary Bonuses. This Article 4 describes the Bonus Compensation to which the Executive shall be entitled, dependent upon the Company’s achievement of its Financial Performance Goals. Nothing in this Article 4 shall be construed to limit the ability of the Board of Directors to grant a discretionary bonus to the Executive, regardless of the Company’s performance against its Financial Performance Goals.

5.	Fringe Benefits

5.1 Group Insurance Plans. From and after the Commencement Date, the Executive shall be entitled to participate in the Company’s group medical, dental, long term disability and short term disability insurance programs on the same terms and conditions applicable to the other senior officer(s) of the Company.

5.2 Life Insurance. The Company shall provide to the Executive a $1,000,000.00 term life insurance policy, payable upon the Executive’s death to the beneficiary(ies) of Executive’s choice. The cost of procuring and maintaining such life insurance policy shall be borne by the Company.

5.3 Retirement Plan. The Executive shall be entitled to participate in the Company’s 401(k) retirement plan, under the terms and conditions of said plan.

5.4 Health and Exercise. The Company shall reimburse the Executive for the out-of-pocket expense of an annual executive physical health examination and for monthly dues for the Executive’s membership in a health and exercise facility, if the Executive is a member of or joins the same, up to a maximum amount of $3,000 annually.

5.5 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation in each year of his Employment Period. Such vacation shall be taken at such times as the Company and the Executive shall mutually agree, acting reasonably, and with regard for the performance of the Executive’s essential duties to the Company pursuant to this AGREEMENT. Notwithstanding any Company policies regarding the accumulation of vacation time, it is specifically agreed that the Executive may accrue and accumulate vacation time without any “cap” or limitation.

5.6 Other Fringe Benefits. The Executive shall be entitled to any other fringe benefits which are provided to the other senior officer(s) of the Company.

6.	Stock Options

6.1 Number. On the Commencement Date the Executive shall be granted options (“Options”) to purchase shares of the Company’s Common Stock (the “Shares”) under the Plan (as defined below) at the then-current fair market value of such Common Stock as determined by the Company’s Board of Directors. The number of Options to be granted to the Executive (“Initial Options”) shall be equal to 3% of the Company’s then-outstanding and fully diluted shares, the calculation of which shall be determined by adding the following: (a) Shares issued and outstanding at the time of the grant, (b) all Shares available for issuance upon exercise of options currently outstanding under any option plan of the Company, (c) Shares reserved for issuance pursuant to options available under any option plan, or amendment to any option plan, approved by the stockholders of the Company at the stockholders’ meeting held to approve the transactions contemplated in the Merger Agreement (the “Plan”), (d) Shares reserved for issuance upon the exercise of outstanding warrants of the Company and (e) Shares resulting from the full conversion of the convertible senior subordinated note issued by Plainfield Offshore Holdings VIII Inc. The Board of Directors may, from time to time, make additional grants of Options to Executive in its sole discretion.

6.2 Vesting. The Initial Options shall vest as follows:

6.2.1 Except as otherwise provided in this AGREEMENT, none of the Initial Options shall vest until the Executive has completed one full year of Service, as such term is defined in the Plan.

6.2.2 On the date on which the Executive completes one full year of Service, one-third (1/3rd) of the Initial Options shall vest, and thereafter the remaining two-thirds (2/3rd) unvested options shall vest in equal monthly increments over the next 24 months.

6.2.3 As of the date of a Change of Control, notwithstanding the vesting and/or exercise schedule of any Options then held by the Executive (including, but not limited to the Initial Options), all stock options then held by the Executive shall become fully vested and shall be exercisable by the Executive at any time in the one year and ninety (90) days following such Change of Control as defined under Section 8.6.

6.3 General Terms Pertaining to Options. The Options shall be granted under, and subject to the foregoing provisions and shall be governed by the terms of the Plan (as it may be amended from time to time in the future) and any option agreement issued to the Executive thereunder. All Plan provisions not contradicted by the terms of this AGREEMENT (including, but not limited to, provisions regarding timing and manner of, and deadlines for, exercise) shall apply to the Options to be granted to the Executive hereunder. If a conflict exists between the provisions of the Plan and the provisions of this AGREEMENT with respect to Options, the provisions of this AGREEMENT shall control.

6.4 Initial Option Grant. The granting of the Initial Options to the Executive shall be a material term of this AGREEMENT.

7.	Business Expenses

Upon presentation of appropriate documentation, the Company shall reimburse the Executive for reasonable, out-of-pocket business expenses incurred by the Executive in the course of his performance of his duties hereunder. The Executive will submit expense reports for approval by the Board of Directors or Chief Financial Officer of the Company at least monthly.

8.	Termination of Employment

The Executive’s employment may be terminated in accordance with the following provisions and if the Executive’s employment is so terminated, then, except as specifically stated in this Article 8, all of the compensation and benefits to which he was entitled shall cease upon the effective date of such termination (the “Termination Date”).

8. 1 At the Election of the Company With Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment and this AGREEMENT “with cause” at any time upon written notice to the Executive setting forth the reason(s) for such immediate termination and stating that the termination is “with cause.” For purposes of this AGREEMENT, the term “cause” shall mean any and all of the following:

a. the Executive’s commission of a material breach or material non-performance of any of the terms or conditions of this AGREEMENT, provided that the Executive is given written notice of such material breach or non-performance, and fails to remedy the same within thirty (30) days of his receipt of such notice.

b. the Executive’s commission of any act of theft, fraud or material dishonesty or misconduct involving the property or affairs of the Company or the carrying out of Executive’s duties hereunder.

c. the Executive’s conviction of any felony.

d. the Executive refuses or fails to implement or comply with any reasonable directive issued by the Company’s Board of Directors and Executive fails to remedy the refusal or failure within thirty (30) days of receipt of written notice thereof.

If the Company elects to terminate the Executive’s employment with cause, as defined above, the Executive shall not be entitled to any further compensation or benefits, all unvested Options granted to the Executive shall be forfeited, and the expiration date for exercise of all vested Options granted to the Executive shall be determined in accordance with the terms of the Company’s Plan. Termination of the Executive’s employment with cause pursuant to this Section 8.1 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this AGREEMENT.

8.2 At the Election of the Company Without Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment and this AGREEMENT at any time for any reason upon written notification to the Executive. If the Company so terminates pursuant to this Section 8.2, and subject to the Executive’s execution of the General Release attached hereto as Exhibit A, and further subject to Executive’s continued compliance with the obligations imposed upon him by Article 10 of this AGREEMENT, the Company shall pay to the Executive severance compensation (“Severance”) equal to two (2) times the Executive’s then-current annual Base Salary, less applicable withholding taxes. The Severance shall be paid in two equal payments as follows: one half (1/2) of Severance on the day immediately following the effective date of the General Release executed by the Executive, and one half (1/2) of Severance on the 180th day immediately following termination. In the event of a termination without cause under this Section 8.2, the Executive shall be provided for a period of twenty four (24) months with health and medical benefits substantially identical to those to which he was entitled immediately prior to termination. Furthermore, in the event of a termination without cause under this Section 8.2, and notwithstanding anything to the contrary contained in this AGREEMENT or in the Plan, all of the unvested Options then held by the Executive shall accelerate and shall immediately vest, and all vested Options held by the Executive (including those which vested through acceleration) shall be exercisable by the Executive at any time in the one year and ninety (90) days following his termination. Any termination of the Executive’s employment without cause pursuant to this Section 8.2 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this AGREEMENT.

8.3 Termination Upon Death or Disability. The Executive’s employment hereunder shall terminate upon his death, and may be terminated by the Company upon written notice if the Executive becomes permanently disabled or incapacitated, as defined below. In the event of a termination occasioned by the Executive’s permanent disability or incapacity, and subject to his execution of the General Release attached hereto as Exhibit A and his continued compliance with the obligations imposed upon him by Article 10 of this AGREEMENT, the Company will pay to the Executive, along with any wages earned by Executive up to the date of notice of termination and any accrued but unused vacation time, an amount equal to eighteen (18) months of salary at Executive’s then-current annual Base Salary. This benefit shall be in addition to any disability benefits to which Executive may be entitled under any disability insurance program, whether maintained by the Company or not. Any termination of the Executive’s employment pursuant to this Section 8.3 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this AGREEMENT.

For the purposes of this AGREEMENT, the phrase “permanently disabled or incapacitated” shall mean that:

8.3.1 The Executive shall have been adjudged incompetent by a court having jurisdiction over the matter; or

8.3.2 The Executive shall have become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his job for a period of more than twelve (12) weeks, in the reasonable opinion of a licensed medical doctor selected by the Company; or

8.3.3 The Executive shall have been certified as permanently disabled under the provisions of the Social Security Act, as amended from time to time.

For the avoidance of doubt, no benefit or benefits shall be payable under this Section 8.3 due to the Executive’s death.

8.4 At the Election of the Executive. The Executive may terminate his employment and this AGREEMENT at any time for any reason or for no reason during or after the employment term upon thirty (30) days’ written notice to the Company of his election to terminate. If the Executive’s employment is terminated pursuant to this Section 8.4, the Executive shall not be entitled to any Severance Payment or other termination benefit, except for wages earned by Executive up to the effective date of his resignation and any accrued but unused vacation time. If the Executive resigns under this Section 8.4, all unvested Options granted to the Executive shall be forfeited, and the expiration date for exercise of all vested Options granted to the Executive shall be determined in accordance with the terms of the Company’s Plan.

8.5 At Executive’s Election With Good Reason. The Executive may terminate his employment under this AGREEMENT upon written notice to the Company if there is Good Reason for his resignation. As used in this AGREEMENT, Good Reason shall mean any and all of the following:

8.5.1 The Executive’s principal place of business is changed to a location outside San Diego County, California. This Section 8.5.1 shall not be construed to allow the Executive to terminate this AGREEMENT due to the requirement that he engage in regular and customary business-related travel.

8.5.2 The reduction of the Executive’s annual Base Salary or the method of calculation of Bonus Compensation, or a material reduction in the Executive’s duties and responsibilities.

8.5.3 The Company’s material breach of any of its material obligations under this AGREEMENT, provided that the Company is given written notice of such material breach and fails to remedy the same within thirty (30) days of its receipt of such notice.

In the event that the Executive terminates his employment with Good Reason, the Executive shall be entitled to all of the termination benefits described in Section 8.2 above, and shall be subject to the terms and conditions of Section 8.2.

8.6 Termination Upon a Change in Control. In the event that a Change in Control (as hereinafter defined) occurs, and a Triggering Event (as hereinafter defined) occurs prior to the third anniversary of such Change in Control, then unless the Executive shall have given his express written consent to the contrary, the Executive may, upon thirty (30) days’ written notice to the Company, terminate his employment hereunder. In the event that the Executive does terminate his employment pursuant to this Section 8.6, and subject to the Executive’s execution of the General Release attached hereto as Exhibit A, and further subject to Executive’s continued compliance with the obligations imposed upon him by Article 10 of this AGREEMENT he shall be entitled to the following:

8.6.1 Following the date of the Triggering Event, the Executive shall be paid two cash payments, each to be equal to the Executive’s then-current annual Base Salary. The first such payment will be paid within thirty (30) days of the Triggering Event or eight (8) days after the Executive has executed the General Release attached hereto as Exhibit A, whichever is later. The second of such payments will be paid on the sixth month anniversary of the Triggering Event. Each such payment described in this Section 8.6.1 will be subject to normal withholdings.

8.6.2 As of the date of the Triggering Event, notwithstanding the vesting and/or exercise schedule of any Options then held by the Executive (including, but not limited to the Initial Options), all stock options then held by the Executive shall become fully vested and shall be exercisable by the Executive at any time in the one year and ninety (90) days following his termination under this Section 8.6.

8.6.3 For a twenty four (24) month period following the date of the Triggering Event, the Executive shall be provided with employee benefits substantially identical to those to which he was entitled immediately prior to the Triggering Event.

For purposes of this Section 8.6:

“Change in Control” means the occurrence of any one of the following: (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, entity or group acting in concert, acquiring “beneficial ownership” (as such phrase is defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of common equity stock of the Company as shall exceed 50% of such aggregate voting power; or (ii) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the Company or such entity outstanding immediately after such merger or consolidation; or (iii) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company); or (iv) there occurs a change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are Incumbent Directors (as hereinafter defined). Notwithstanding the foregoing, the issuance of voting securities of the Company to Plainfield Asset Management, LLC or to employees of the Company shall not be considered in determining whether a Change in Control has occurred. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Commencement Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors casting votes at the time of such election or nomination. For the avoidance of doubt, a series of acquisitions in which the Company issues more than 51% of its voting securities, in the aggregate, to persons who are not a single (1) person, (2) entity or (3) group acting in concert, shall not constitute a Change in Control hereunder.

“Triggering Event” means any of the following: (1) the termination by the Company without cause of the Executive’s employment pursuant to Section 8.2 of this AGREEMENT; (2) the reduction of the Executive’s annual Base Salary or the method of calculation of Bonus Compensation from that in effect on the date of the Change in Control; (3) a material reduction in the Executive’s duties and responsibilities; (4) a change of title or responsibilities; or (5) the relocation of the Executive’s principal place of employment to a location outside San Diego County, California. For the purposes of this AGREEMENT, personnel performing duties and responsibilities of the Executive set forth in Section 1.4 shall not constitute a Triggering Event provided that such personnel continue to report directly or indirectly to the Executive.

8.7 Cooperation. Upon any termination by the Company or the Executive hereunder, the Executive shall cooperate with the Company, as reasonably requested by the Company, to effect an efficient and orderly transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled or overseen by the Executive. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it may be, or may become, a party.

9.	Former Employment

9.1 No Conflict. The Executive represents and warrants that the execution and delivery by him of this AGREEMENT, his employment by the Company and his performance of duties under this AGREEMENT will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

9.2 No Use of Prior Confidential Information. The Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers, but during his employment by the Company he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

10.	Non-Solicitation; Confidentiality; Remedies

10.1 No Solicitation. During the Restricted Period (as defined below), neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Company’s Board of Directors, directly or indirectly solicit for employment, employ in any capacity, or make an unsolicited recommendation to any other person that it employs or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive, employee, agent or representative of the Company, Parascript, LLC or Parascript Management, Inc. or of any affiliate of the Company, Parascript, LLC or Parascript Management, Inc. As used in this AGREEMENT, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which the Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, nothing in this Section 10.1 shall be construed to prohibit Executive from soliciting employment on his own behalf.

10.2 Confidentiality.

10.2.1 The Executive acknowledges that, as a result of his status as a Director of and as Chief Executive Officer of the Company, he has, or will have, access to and possession of important confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to: knowledge of products of the Company and its affiliates, patents, technology, know-how, marketing and operating strategies, licensing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. The Executive agrees that such knowledge and information constitutes a vital part of the business of the Company and are by their nature trade secrets and confidential information proprietary to the Company (collectively, “Confidential Information”). The

Executive agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any Confidential Information without the consent of the Company’s Board of Directors. As used in this AGREEMENT, the term, “Confidential Information” shall not include any knowledge or information that the Executive can demonstrate: (i) is or becomes available to others, other than as a result of breach by the Executive of this Article 10; (ii) was available to the Executive on a non-confidential basis prior to its disclosure to the Executive through his status as an officer or employee of the Company; or (iii) becomes available to the Executive on a non-confidential basis from a third party (other than the Company, its affiliates and any of their representatives) who is not bound by any confidentiality obligations to the Company or any of its affiliates. The Executive understands and agrees that he must also execute and fully comply with the Company’s Proprietary Information and Inventions Agreement as a condition of his employment.

10.2.2 All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive or made available to him relating to the Company or any of its affiliates are and shall remain the Company’s property, and shall be delivered to the Company promptly upon any termination of the Executive’s employment with the Company, or at any other time on request, and such information shall be held confidential by the Executive after any termination of his employment with the Company.

10.3 No Competition During Employment or While Receiving Severance. During the Employment Period and during the Restricted Period (as hereinafter defined), neither the Executive nor any Executive-Controlled Person will, without the prior written consent of the Company’s Board of Directors, render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which is competitive with any business or activity engaged in by the Company or any of its subsidiaries or affiliates anywhere within (i) the State of Colorado; (ii) any other state of the United States and the District of Columbia in which the Company (or any of its subsidiaries or affiliates) engages or has engaged in business during the past one year; and (iii) any foreign continent in which the Company (or any of its subsidiaries or affiliates) conducts business.

10.4 Restricted Period. As used in this AGREEMENT, “Restricted Period” shall mean any period during which the Executive is employed by the Company, Parascript, LLC or Parascript Management, Inc. and a period of two (2) years after the Termination Date, regardless of the circumstances of termination.

10.5 Remedies. The Executive agrees that the provisions of this Article 10 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Article 10 by the Executive or any Executive-Controlled Person, the Company shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Article 10 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by the Company. The Executive further agrees that if he shall violate any of the covenants and agreements under this Article, the Company shall be entitled to an accounting and repayment of all profits, commissions or other benefits which the Executive has realized and/or may realize as a result of or arising out of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. In addition, the prevailing party shall also be entitled to its reasonable attorneys’ fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Article 10.

10.6 Severability. The provisions contained in this Article 10 as to the time periods, scope of activities and persons or entities affected shall be deemed severable so that, if any provision contained in this Article 10 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent permitted by law.

11.	Arbitration.

11.1 Binding Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive’s employment or under the terms of this AGREEMENT shall be resolved through final and binding arbitration before a single, neutral arbitrator as specified herein. This shall include, without limitation, disputes relating to this AGREEMENT, the Executive’s employment by the Company or the termination thereof, the Options granted to the Executive and issues pertaining to vesting or exercise of the same, claims for breach of contract or for breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. The only claims not covered by this Article 11 are (i) claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) claims for the Executive’s alleged breach of any of the provisions of Article 10 of this AGREEMENT. Binding arbitration will be conducted in San Diego County, California, in accordance with the rules of Judicial Arbitration and Mediation Services (“JAMS”) then in effect. The parties shall keep confidential the existence of any claim, controversy or dispute from third parties (except for the arbitrator and JAMS administrative staff), and the determination thereof, unless otherwise required by law.

Each party will bear one half of the cost of the arbitration filing and hearing fees, and one half of the arbitrator’s fees. Each party will bear his or its own attorneys’ fees, unless otherwise permitted by law and so determined by the arbitrator. The Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

11.2 No Bar to Injunctive Relief. Nothing in this Article 11 shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief in a court of competent jurisdiction.

12.	General Provisions

12.1 Governing Law. The validity, interpretation, construction and performance of this AGREEMENT shall be governed by the laws of the state of California.

12.2 Assignment. The Executive may not delegate, assign, pledge or encumber his rights or obligations under this AGREEMENT or any part thereof.

12.3 Notice. Any notice required or permitted to be given under this AGREEMENT shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, to the following addresses, or to such other addresses as either party shall specify by giving notice under this Article:

To the Company (prior to the Commencement Date):

Mitek Systems, Inc.
Attention: James B. DeBello
8911 Balboa Avenue, Suite B
San Diego, CA 92123

To the Company (after the Commencement Date):

Parascript, Inc.
Attention: Chief Financial Officer
6899 Winchester Circle
Suite 200
Boulder, CO 80301

With a copy to:	Robert G. Copeland, Esq.
Duane Morris LLP
101 West Broadway, Suite 900
San Diego, CA 92101

To the Executive:	James B. DeBello
374 San Gorgonio Street
San Diego, CA 92106

12.4 Amendment. This AGREEMENT may be waived, amended or supplemented only by a writing signed by both of the parties hereto. To be valid, the Company’s signature must be by a person specially authorized by the Company’s Board of Directors to sign such particular document.

12.5 Waiver. No waiver of any provision of this AGREEMENT shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, the Company’s signature must be by a person specially authorized by the Company’s Board of Directors to sign such particular document. The waiver by either party of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power or privilege. No action taken pursuant to this AGREEMENT shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

12.6 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this AGREEMENT shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

12.7 Headings. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this AGREEMENT.

12.8 Drafting Party. The provisions of this AGREEMENT have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this AGREEMENT, or any portion thereof.

12.9 Counterparts. This AGREEMENT may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties to this AGREEMENT may execute this AGREEMENT by signing any such counterpart.

13.	Entire Agreement

This AGREEMENT, together with the Company’s Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). The parties specifically acknowledge and agree that all prior agreements and understandings between the Executive and the Company that pertained to the Executive’s employment with the Company are completely superseded. The Executive represents and warrants that as of the date of the execution of this AGREEMENT, he has no causes of action, claims, defenses or rights of offset against the Company. The Executive represents and warrants that all amounts due to him from his employment with the Company prior to the date of this AGREEMENT, including but not limited to accrued and unused vacation days, have been paid to him. Each party acknowledges, represents and warrants that this AGREEMENT is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties.

This AGREEMENT is executed this 18th day of September, 2006.

Mitek Systems, Inc.

/s/ JAMES B. DEBELLO	/s/ JOHN M. THORNTON
James B. DeBello	John M. Thornton, Chairman of the Board of Directors